Exhibit 99.1

Neuphoria Provides First Quarter 2025 Business Updates

•	Cash runway into Q3 2026
•	AFFIRM-1 Phase 3 clinical trial of BNC-210 in social anxiety disorder on track for topline readout in Q3 2025
•	α7 nicotinic acetylcholine receptor PAM MK-1167 partnered with Merck and in Phase 2 clinical trial in Alzheimer’s

BURLINGTON, Mass., May 20, 2025 (GLOBE NEWSWIRE) -- Neuphoria Therapeutics Inc. (Nasdaq: NEUP) (“Neuphoria” or the “Company”), a clinical-stage biotechnology company developing impactful treatments for neuropsychiatric disorders, today provides business updates for the First Quarter of 2025.

“The first quarter of 2025 marked steady progress across our pipeline,” said Spyros Papapetropoulos, M.D., Ph.D., President and CEO of Neuphoria. “Our lead internal program BNC210 continues to enroll into a the AFFIRM-1 Phase 3 study in Social Anxiety Disorder, and we are planning to release topline data in Q3 this year. We’re also very pleased to see our partnered asset, MK-1167, continue its momentum in the Merck-led Phase 2 trial in Alzheimer’s disease.”

Recent Highlights

Clinical Programs

•	Phase 3 AFFIRM-1 with BNC210 for the acute, as-needed treatment of anxiety in social anxiety disorder (SAD) trial is proceeding with topline results anticipated in Q3 2025.
o	BNC210 has demonstrated rapid-onset, broad and meaningful anti-anxiety effects in completed clinical trials in panic attacks, generalized anxiety disorder (GAD) and social anxiety disorder (SAD) without evidence of sedation, impairments in cognition or addiction potential.
•	Planning for a Phase 2b (SYMPHONY) trial for BNC210 in PTSD is underway following a successful End-of-Phase 2 (EoP2) meeting with U.S. Food and Drug Administration (FDA). The proposed SYMPHONY trial is being designed to help identify a second (lower) dose for BNC210 in order to further de-risk the program prior to advancing onto a Phase 3 trial, contingent on meeting capital requirements for the next program milestone (Ph3 AFFIRM-1 SAD trial read-out).

FOR FURTHER INFORMATION PLEASE CONTACT:

General Spyridon (Spyros) Papapetropoulos info@neuphoriatx.com	Investor Relations Kevin Gardner kgardner@lifesciadvisors.com

About Neuphoria Therapeutics Inc.

Neuphoria (Nasdaq: NEUP) is a clinical-stage biotechnology company dedicated to developing therapies that address the complex needs of individuals affected by neuropsychiatric disorders. Neuphoria is advancing its lead drug candidate, BNC210, an oral, proprietary, selective negative allosteric modulator of the α7 nicotinic acetylcholine receptor, for the acute, “as needed” treatment of social anxiety disorder (SAD) and for chronic treatment of post-traumatic stress disorder (PTSD). BNC210 is a first-of-its-kind, well-tolerated, broad spectrum anti-anxiety experimental therapeutic, designed to restore neurotransmitter balance in relevant brain areas, providing rapid relief from stress and anxiety symptoms without the common pitfalls of sedation, cognitive impairment, or addiction. In addition, Neuphoria has a strategic partnership with Merck & Co., Inc. (known as MSD outside the United States and Canada) with two drugs in early-stage clinical trials for the treatment of cognitive deficits in Alzheimer’s disease and other central nervous system conditions. Neuphoria's pipeline also includes the α7 nicotinic acetylcholine receptor next generation and the Kv3.1/3.2 preclinical programs, both in the lead optimization development stage.

Forward-Looking Statements

Neuphoria cautions that statements included in this press release that are not a description of historical facts are forward-looking statements. Words such as “may,” “could,” “will,” “would,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “intend,” “predict,” “seek,” “contemplate,” “potential,” “continue” or “project” or the negative of these terms or other comparable terminology are intended to identify forward-looking statements. The forward-looking statements are based on our current beliefs, plans, burn rate and expectations. Certain forward-looking statements, including (without limitation) about (1) Neuphoria’s ability to develop and expand its business, successfully complete development of its current product candidates, the timing of commencement and/or completion of various clinical trials and receipt of data and current and future collaborations for the development and commercialization of its product candidates, (2) the market for drugs to treat CNS diseases and pain conditions, (3) Neuphoria’s financial resources, and (4) assumptions underlying any such statements. The inclusion of forward-looking statements should not be regarded as a representation by Neuphoria that any of its plans will be achieved. Future events and actual results could differ materially from those set out in, contemplated by or underlying the forward-looking statements due to a number of important factors. Certain forward-looking statements involve contracts, licenses and arrangements involving third parties and their respective clinical trial and research and development projects that are out of our control, including our agreements with Merck and Carina. They may terminate or delay any or all such projects in their discretion pursuant to the terms of our agreements with them, which could result in the Company not realizing any further milestone payments or further progress on the respective product pathways. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in the Company’s business and other risks described in the Company’s filings with the SEC, including the Company’s Annual Report on Form 10-K, Quarterly Report on Form 10-Q, each filed with the SEC, and its other reports. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and Neuphoria undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. Further information regarding these and other risks, uncertainties and other factors is included in Neuphoria’s filings with the SEC, copies of which are available from the SEC’s website (www.sec.gov) and on Neuphoria’s website (www.neuphoriatx.com) under the heading “Investor Center.” All forward-looking statements are qualified in their entirety by this cautionary statement. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995. Neuphoria expressly disclaims all liability in respect to actions taken or not taken based on any or all the contents of this press release.

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